
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders
                                                                              Ending
Class                   Interest             Principal      Losses           Balance
CERT                     222,629.72               0.00         0.00         18,572,891.06
NOTE                   4,703,501.65         958,648.11         0.00        195,407,351.90
OC                             0.00               0.00         0.00            959,464.73
